Exhibit 99.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of December __, 2017 (the “Effective Date”) by and between WORKHORSE GROUP INC., a Nevada corporation (the “Company”), and Joseph Lukens (the “Consultant”).

Recitals:

WHEREAS, Consultant is a shareholder of the Company and has asked, among other things, to assist the Company in its efforts relating to financing opportunities and the introduction of strategic investors and partnerships.

WHEREAS, the Company and the Consultant desire to enter into this Agreement to outline the terms pursuant to which the Consultant shall devote the Consultant’s attention and dedication to the success of the Company, which shall be provided without compensation pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.            PURPOSE AND TERM; DUTIES

1.1       Either the Consultant or Company may terminate this Agreement at any time for any reason, with or without notice. The term of this Agreement shall be the period from the date set forth above until this Agreement is terminated for any reason or this Agreement is terminated by mutual agreement of the parties. No compensation shall be payable upon termination of this Agreement.

1.2       The Consultant shall have the title “Vice President - Finance” and shall, at the direction of the chief executive officer of the Company (the “CEO”), assist in managing and following up on various financing opportunities and also provide for introduction of strategic investors and partnerships for the Company. The Consultant will report directly to the CEO and will have access to the chief financial officer of the Company (the “CFO”) for information. The Consultant will attend an “Executive Boot Camp” providing education and direction for executives of public companies in discussing matters with the media, shareholders and investors.

1.3       The Consultant is not an employee of the Company and will not be eligible to participate in any employee benefit plans established by the Company for its employees from time to time. In accordance with Company policies from time to time, the Company will reimburse the Consultant for all reasonable and proper travel and business expenses incurred by the Consultant in the performance of his duties that are pre-approved in writing by the CEO or the CFO. No other Company policy applicable to the Company’s employees will apply to Consultant.

2.            NO COMPENSATION The Consultant has agreed to provide such services outlined herein without compensation.

3.            EXPENSES Subject to 1.3 of this Agreement, each party hereto shall be responsible for its or his, as applicable, own fees and expenses in connection with this Agreement and all matters relating hereto.

4.            SHAREHOLDER RIGHTS The Company shall interpose no objection to, and shall in no way prevent or deter, the Consultant from exercising any rights and or privileges held by the Consultant in his capacity as a holder and/or direct or beneficial owner of common stock of the Company.

5.            NOTICES For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows: (a) if to the Company, attention: Chief Consultant Officer, at the Company’s offices at 100 Commerce Blvd., Loveland, OH 45140 and, (b) if to the Consultant, at [  ] or such other address specified by the Consultant in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

6.            MISCELLANEOUS PROVISIONS

6.1       Heirs and Representatives of the Consultant; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Consultant’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

6.2       Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless such modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Consultant and by an authorized officer of the Company (other than the Consultant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

6.3       Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

6.4       Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without regard to where the Consultant has his residence or principal office or where he performs his duties hereunder.

6.5       Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

[SIGNATURE PAGE TO RETENTION AGREEMENT FOLLOWS]

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In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

Consultant

Joseph Lukens

Workhorse Group Inc.

By:
Name:	Stephen S. Burns
Title:	Chief Executive Officer

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